UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2013

ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Redemption and Transfer Agreement

On November 19, 2013, Energy Transfer Partners, L.P. (“ETP”) and Energy Transfer Equity, L.P. (“ETE”) entered into a Redemption and Transfer Agreement (the “Agreement”), pursuant to which ETP has agreed to redeem and cancel 18,710,000 of its common units representing limited partner interests currently owned by ETE in exchange for 100% of the outstanding limited liability company interests in Trunkline LNG Company, LLC (“TLNG”), a Delaware limited liability company (the “Transaction”). The Transaction is expected to close in early February 2014 but will be effective as of January 1, 2014, and is subject to certain customary closing conditions. In the Agreement, ETP and ETE have made customary representations and warranties and have agreed to customary covenants relating to the Transaction.

ETP and ETE have agreed to enter into related transaction agreements at the closing, including an amendment to ETP’s Seconded Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement Amendment”), and an amendment to that certain Shared Services Agreement dated as of August 26, 2005 between ETP and ETE, as amended (the “SSA Amendment”). The Partnership Agreement Amendment will provide for a reduction of incentive distributions to be received by ETE, as the owner of ETP’s general partner, with respect to distributions made on ETP common units in the following amounts: (i) $12.50 million per quarter for a period of eight consecutive quarters commencing with the quarter commencing on January 1, 2016, (ii) $11.25 million per quarter for a period of four consecutive quarters commencing with the quarter commencing on January 1, 2018 and (iii) $8.75 million per quarter for a period of four consecutive quarters commencing with the quarter commencing on January 1, 2019.

The SSA Amendment contemplates a change in the fees paid by ETE for ETP’s provision to ETE of certain corporate business development services relating to TLNG and the Trunkline crude oil conversion project, each of which are owned by entities in which ETP and ETE have a 40% and 60% equity interest, respectively. In exchange for these services, ETE will pay to ETP (i) a $20 million annual fee for three years, which will be fixed for the three-year period beginning April 1, 2013 and (ii) an additional $75 million annual fee for two years, which will be fixed for the two-year period beginning January 1, 2014.

The above description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is filed as Exhibit 2.1 hereto.

Prior to giving effect to the consummation of the transactions contemplated by the Agreement, ETE owns, directly or indirectly, (i) approximately 49.6 million ETP common units, (ii) approximately 50.2 million Class H units of ETP, which track 50% of the underlying economics of the general partner interest and incentive distribution rights of Sunoco Logistics Partners L.P. and (iii) all of the outstanding equity interests in the general partner of ETP and, through such ownership, all of the incentive distribution rights in ETP and an approximate 0.8% general partner interest in ETP.

The Agreement has been included to provide unitholders with information regarding its terms. It is not intended to provide any other factual information about ETP or ETE. The Agreement contains representations and warranties that ETP, on one hand, and ETE, on the other hand, made to and solely for the benefit of each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract. Some of those representations and warranties (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to security holders or (iii) may have been used for the purpose of allocating risk between the parties to the Agreement rather than establishing matters as fact. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information. Unitholders are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of ETP or ETE. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in ETP’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

Exhibit Number	Description

2.1*	Redemption and Transfer Agreement by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. dated November 19, 2013.

*	Schedules and annexes omitted pursuant to Item 601(b)(2) of Regulation S-K. ETP agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER PARTNERS, L.P.
By:Energy Transfer Partners GP, L.P., its general partner
By:Energy Transfer Partners, L.L.C. its general partner

Date: November 20, 2013	/s/ Martin Salinas, Jr. Martin Salinas, Jr. Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Redemption and Transfer Agreement by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. dated November 19, 2013.

*	Schedules and annexes omitted pursuant to Item 601(b)(2) of Regulation S-K. ETP agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.